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                                                                    EXHIBIT 10.f

                      FIFTH AMENDMENT TO HUFFY CORPORATION
                   1998 KEY EMPLOYEE NON-QUALIFIED STOCK PLAN

This Fifth Amendment is made and effective as of April 24, 2003 to the 1998 Key Employee Non-Qualified Stock Plan (the "Plan"), under the following circumstances:

A. Huffy Corporation (the "Company") desires to amend the Plan and such amendment was approved and adopted by the Board of Directors of the Company on April 24, 2003.

NOW, THEREFORE, the Plan shall be amended as follows:

1. Definitions. All capitalized terms herein, unless otherwise specifically defined in this Amendment, shall have the meanings given to them in the Plan.

2. Amendment to Section 10(a). Section 10(a) of the Plan is hereby amended in its entirety to read as set forth below:

                  `(a) To the extent not inconsistent with the provisions of this Plan, the Committee shall fix the terms and provisions and restrictions of options and stock appreciation rights, including the number of shares of Common Stock to be subject to each option, the dates on which options may be fully or partially exercised, the minimum period (if any) during which the same must be held until exercisable and the expiration dates thereof. Notwithstanding the preceding sentence and except for such adjustments as permitted in Section 5(d) of this Plan for the reasons listed therein, the Committee shall not reprice, or otherwise amend or change, the exercise price of any option after such exercise price is fixed on the date of grant of such option without the approval of the shareholders. The Committee may require an agreement, commitment, or statement on the part of any grantee of options and/or stock appreciation rights prior to the effectiveness of any such grant as it shall determine is in the best interest of the Company.'

3. Amendment to Section 15(a)(i). Section 15(a)(i) of the Plan is hereby amended in its entirety to read as set forth below:

         `(i) Upon the termination of the employment of an employee for disability or upon his retirement under a pension plan (defined benefit) for salaried employees or, if the employee is not an active participant under a pension plan (defined benefit) for salaried employees, upon his retirement after reaching the age of 55 and having not less than five years of service with the Company or a subsidiary of the Company, he shall have the right to purchase all or any part of the Common Stock with respect to which he held non-qualified options immediately prior to the date of such termination or retirement, until five years after such retirement, or termination due to disability, whichever is first to occur. The employee shall also have the right within the period of three (3) months next following the date of such termination or retirement, to purchase all or any part of the Common Stock

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         with respect to which he was entitled to exercise Incentive Stock
         Options immediately prior to the date of such termination or retirement or to exercise any equivalent stock appreciation right which he was entitled to exercise immediately prior to the date of such termination or retirement.'

4. Effective Date and Affirmation. This Amendment shall be effective as of April 24, 2003. Except as amended hereby and the First, Second, Third, and Fourth Amendments, the Plan remains unchanged and in full force and effect.

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of April 24,
2003.


                                        HUFFY CORPORATION


                                        /s/ Nancy A. Michaud
                                        --------------------------------
                                        Nancy A. Michaud
                                        Vice President - General Counsel
                                        and Secretary